EXHIBIT 23

                   	CONSENT OF INDEPENDENT AUDITORS







The Board of Directors
Alex. Brown Incorporated:


   We consent to incorporation by reference in the Registration Statements (Nos. 33-23789, 33-26988, 33-40618, 33-40619, 33-45715 33-46282,
33-53687, 33-55003 and 33-67050) on Forms S-8 of Alex. Brown
Incorporated of our report dated January 24, 1995, relating to the consolidated statements of financial condition of Alex. Brown
Incorporated and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Alex. Brown Incorporated incorporated by reference herein.




         					KPMG PEAT MARWICK LLP




Baltimore, Maryland
March 28, 1995